EXHIBIT 2.2

  ESCROW AGREEMENT DATED NOVEMBER 10, 2000, BY AND AMONG THE REGISTRANT, CHECK CASHIERS OF ARIZONA, INC., CHECK CASHIERS OF CALIFORNIA, INC., CORPUS CHRISTI
CHECK CASHIERS, INC., U.S. MONEY ORDER COMPANY, INC., AND VALLEY CHECK CASHIERS,
                                      INC.









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                               ESCROW AGREEMENT

                      (CTIC Escrow Number: ______________)

         THIS ESCROW AGREEMENT (this "Escrow Agreement"), dated as of November _____, 2000, among Ace Cash Express, Inc., a Texas corporation ("Purchaser"), Check Cashiers of Arizona, Inc., an Arizona corporation, Check Cashiers of California, Inc., a California corporation, Corpus Christi Check Cashiers, Inc., a Texas corporation, U.S. Money Order Company, Inc., a California corporation, and Valley Check Cashiers, Inc., a Texas corporation (collectively, "Seller"), and Chicago Title Insurance Company, a Missouri corporation, as escrow agent ("Escrow Agent"). This is the Escrow Agreement defined in Section 1.1.(c) of the Asset Purchase Agreement of even date herewith (the "Purchase Agreement") among Purchaser and Seller, a copy of which is attached hereto as Exhibit A. Capitalized terms used in this Escrow Agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

         The parties, intending to be legally bound, hereby agree as follows:

         1. Establishment of Escrow.

              (a) Purchaser is  depositing  with Escrow Agent an amount equal to
TWENTY NINE MILLION SEVEN HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($29,720,000.00) in immediately available funds (as hereafter increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under
Section 4.(j), or losses on investments (the "Escrow Fund"). Escrow Agent acknowledges receipt thereof.

              (b) Escrow Agent hereby agrees to act as Escrow Agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions of this Escrow Agreement.

         2. Investment of Funds.

         Purchaser and Seller will jointly instruct Escrow Agent in writing as to investment instructions, which shall be limited to the investment of the Escrow Fund in United States Treasury securities. Thereafter, Seller will instruct Escrow Agent in writing as to investment instructions, which shall be limited to the investment of the Escrow Fund in United States Treasury securities. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Escrow Agreement.

         Except as to deposits of funds for which Escrow Agent has received express written direction concerning investment or other handling, the parties hereto direct the Escrow Agent NOT to invest any funds deposited by the parties under the terms of this escrow and waive any rights which they may have under
Section  2.8.  of the  Corporate  Fiduciary  Act (205 ILCS  620/2-8)  to receive
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interest on funds deposited hereunder. In the absence of an authorized direction to invest funds, the parties hereto agree that Escrow Agent shall be under no duty to invest or reinvest any such funds at any time held by it hereunder; and further, that Escrow Agent may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under
Section 2.8. of the Corporate Fiduciary Act (205 ILCS 620/2-8) and may use any part or all such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish Escrow Agent's obligation to apply the full amount of the deposits in accordance with the terms of these escrow trust instructions.

         3. Disbursements and Claims.

         Escrow Agent shall disburse the Escrow Fund, as follows:

              (a) The Allocated Locations Values reflected in executed Closing Certificates, in the form attached hereto as Exhibit B, transmitted to Escrow Agent by Seller and Purchaser, to Seller.

              (b) $856,000.00 (the Earn-Out) in thirty-six (36) monthly installments of $23,777.78 each, commencing on December 1, 2000 and disbursed on the first (1st) business day of each month thereafter until paid in full (subject to the provisions of Section 1.1. of the Purchase Agreement), upon written directions transmitted to Escrow Agent by Seller and Purchaser, to Seller.

              (c) $250,000.00 (representing the amount of the Purchase Price allocated to the covenants of Seller set forth in Section 4.2. of the Purchase Agreement) in one hundred (100)installments of $2,500.00 each to Seller (each such payment to be referred to in the Closing Certificate as a "Covenant Payment"), to be paid upon the submission of each Closing Certificate, in the form attached hereto as Exhibit B, transmitted to Escrow Agent by Seller and Purchaser, until paid in full.

              (d) Managed Location Payments upon written directions transmitted to Escrow Agent by Seller and Purchaser, to Seller.

              (e) Interest earned on the Escrow Fund upon written directions transmitted to Escrow Agent by Seller and Purchaser (which shall be not less than on a monthly basis), to Seller or Purchaser, as the case may be.

              (f)  All  other   portions  of  the  Escrow  Fund,  not  otherwise
specifically provided for in this Escrow Agreement, upon written directions transmitted to Escrow Agent by Seller and Purchaser, in accordance with the terms of the Purchase Agreement.
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              (g)  Escrow  Agent  is  directed  to  make a  disbursement  of the aggregate amounts due Seller or Purchaser, pursuant to directions received during the course of a single day, in one (1) disbursement, if so directed by the party receiving the disbursements.

              (h) The amounts to be disbursed to Seller or Purchaser shall be disbursed pursuant to the instructions of the party to whom the disbursement is being made.

              (i) In the event Seller or Purchaser makes a claim against the other in accordance with Section 1.10. of the Purchase Agreement (the "Claim") and wants to receive satisfaction of the Claim from the Escrow Fund (the "Claiming Party"), it shall serve notice of the Claim on the party against whom the Claim is being made (the "Responding Party") and Escrow Agent in the manner provided for hereinafter, along with a certification executed by the Claiming Party stating, (i) the provision(s) of the Purchase Agreement for which payment is claimed; (ii) the representation, warranty, covenant or other obligation under the Purchase Agreement alleged to have been breached, including but not limited to all facts and circumstances of such breach; (iii) the amount claimed, including but not limited to the calculation of such amount; (iv) a copy of the notice required to be given to the Responding Party pursuant to Section 6.13. of the Purchase Agreement; and (v) a certification by the President of the Claiming Party, that the information is true and correct in all respects, and that the breach has not been cured within the time permitted by Section 6.13. of the Purchase Agreement (collectively the "Claim Notice").

         The Responding Party shall have thirty (30) days after its receipt of the Claim Notice to serve Escrow Agent and the Claiming Party with a notice disputing the Claiming Party's right to receive proceeds from the Escrow Fund (the "Counter-Notice"). If the Counter-Notice is served within the aforesaid thirty (30) day period, Escrow Agent shall continue to hold the funds in accordance with the provisions of Section 4.(i) of this Escrow Agreement, or the joint direction of Purchaser and Seller, whichever shall first occur.

         Notwithstanding anything in this Escrow Agreement to the contrary, the transmission of executed Closing Certificates and/or directions or instructions to Escrow Agent by facsimile, shall be deemed to be the delivery to Escrow Agent of an instruction to make a disbursement pursuant to the direction of either or both of the Parties by whom the direction (or instruction) was made.

         4. Duties of Escrow Agent.

              (a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

              (b) Escrow Agent shall not be liable, except for its own negligence, willful misconduct or violations of its obligations pursuant to this Escrow Agreement and, except with respect to claims based upon such negligence,
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willful  misconduct  or violations  of its  obligations  pursuant to this Escrow
Agreement that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys fees and disbursements, arising out of and in connection with this Escrow Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof and not inconsistent with the instructions of Seller and/or Purchaser, as the case may be, including, without limitation, any liability for any delays (not resulting from its gross negligence, willful misconduct or violations of its obligations pursuant to this Escrow Agreement) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

              (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

              (d) Escrow Agent may act pursuant to the advice of its counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

              (e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 4.(e) and Section 4.(b) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

              (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

              (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.


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              (h) Escrow Agent (and any successor  Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent will take effect on the earlier of
(i) the appointment of successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

              (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

              (j) Purchaser and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of TWELVE HUNDRED AND NO/100 DOLLARS ($1,200.00) at the time of execution of this Escrow Agreement, and annual maintenance fees thereafter, and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

              (k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto, which shall not be unreasonably withheld.
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              (l) The other  parties  hereto  authorize  Escrow  Agent,  for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate.

         5. Limited Responsibility.

              This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

         6. Ownership for Tax Purposes.

              Purchaser and Seller agree that Seller, for purposes of federal and other taxes based on income, will be treated as the owner of the Escrow Fund; however, Seller and Purchaser will report all income, if any, that is earned on, or derived from, the Escrow Fund and which each receives as its income, respectively, in the taxable year or years in which such income is properly included and pay any taxes attributable thereto. This understanding does not affect the rights of the parties to the Escrow Fund under the Purchase Agreement.

         7. Notices.

              All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Seller:                     Morris Silverman Management Corp.
                                              790 Estate Drive
                                              Suite 100
                                              Deerfield, Illinois 60015
                                              Attention: Jeffrey D. Silverman

                                              Facsimile Number: (847) 919-4829

         with a copy to:             Robert M. Wigoda
                                              Wigoda & Wigoda
                                              444 N. Michigan Ave.
                                              26th floor
                                              Chicago, Illinois 60611
                                              Facsimile Number: (312) 263-8489

         Purchaser:                  Ace Cash Express, Inc.
                                              1231 Greenway Drive
                                              Suite 800
                                              Irving, Texas  75038
                                              Attention: J. B. Shipowitz

                                              Facsimile Number: (972) 582-1430

         With copy to:               Gardere & Wynne, L.L.P.
                                              1601 Elm Street
                                              Suite 3000
                                              Dallas, Texas 75201
                                              Attention: Richard A. Tulli

                                              Facsimile Number: (214) 999-4667
         Escrow Agent:               Chicago Title Insurance Company
                                              Attention: Dorothy Cammon
                                              171 North Clark Street
                                              Chicago, Illinois 60601

                                              Facsimile Number: (312) 223-5888

8.       Jurisdiction; Service of Process.

              Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Escrow Agreement, in which action or proceeding Escrow Agent is a party, may be brought against any of the parties in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the North District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The choice of venue in any action or proceeding in which Escrow Agent is not a party, shall be governed by the Purchase Agreement.

         9. Exclusive Agreement and Modification.

              This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by the Purchaser, the Seller and the Escrow Agent.

         10. Purchase Agreement.

              In the event of a conflict between the Purchase Agreement and the Escrow Agreement, the terms of the Purchase Agreement control.

         11. Successors and Assigns.

              This Escrow Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective heirs, personal representatives, successors and assigns.

         12. Entire Agreement.

                  This Escrow Agreement and attachments, if any, and the other documents executed or delivered pursuant hereto contain the complete agreement among the Parties with respect to the matters contemplated hereby.

         13. Severability.

              If any provision of this Escrow Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Escrow Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Escrow Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, may be possible and be legal, valid or enforceable.

         14. Counterparts.

              This   Escrow   Agreement   may  be  executed  in  any  number  of
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         15. Singular and Plural.

              Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular when appropriate.

         16.  Headings and Captions.

              The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

         IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

PURCHASER:                         SELLER:

Ace Cash Express, Inc.,            Check Cashiers of Arizona,
a Texas corporation                Inc., an Arizona corporation


By: ______________________         By: ______________________________
 Jay B. Shipowitz,                  Jeffrey D. Silverman,
 its President and COO              its President

 ESCROW AGENT:                      Check Cashiers of California, Inc.,
 Chicago Title Insurance            a California corporation
 Company, a Missouri
 Corporation                        By: ______________________________
                                     Jeffrey D. Silverman, its President

By: ______________________           Corpus Christi Check Cashiers, Inc.,
                                     a Texas corporation
                                     By: ______________________________
                                       Jeffrey D. Silverman, its President

                                       U.S.   Money  Order   Company,   Inc.,
                                        a  California corporation

                                     By: ______________________________
                                       Jeffrey D. Silverman, its President

                                       Valley Check Cashiers, Inc.,
                                       a Texas corporation

                                     By: ______________________________
                                       Jeffrey D. Silverman, its President


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                                    EXHIBIT A


                               Purchase Agreement

                                    EXHIBIT B


                               Closing Certificate